              PRICING SUPPLEMENT NO. A0045 DATED SEPTEMBER 2, 2004

  (TO PROSPECTUS SUPPLEMENT DATED JULY 11, 2003 AND PROSPECTUS DATED JUNE 30,
                                     2003)

                    RULE 424(B)(3)       FILE NO. 333-106272

                          $75,744,000 PRINCIPAL AMOUNT
                       EQUITY LINKED SECURITIES (ELKS(R))

                     CITIGROUP GLOBAL MARKETS HOLDINGS INC.
                          MEDIUM-TERM NOTES, SERIES A
                        (REGISTERED NOTES -- FIXED RATE)

         9% ELKS(R) MANDATORILY EXCHANGEABLE INTO THE COMMON STOCK OF ALTERA
                              CORPORATION DUE 2005

- The ELKS will mature on September 26, 2005 and bear interest at the rate of 9% per annum, payable quarterly on the 26th day of December, March, June and September, beginning December 26, 2004.

- At maturity you will receive, for each $18.936 principal amount of ELKS:

     - 1 share of Altera common stock, which we refer to as the exchange ratio and which is subject to adjustment for a number of dilution events, (or, at our option, cash in an amount equal to the value of the stock to which you are entitled based on the closing price on September 16, 2005) if the closing price of Altera common stock on September 16, 2005 is less than or equal to $23.1379, which we refer to as the cap price; or

     - a number of shares of Altera common stock equal to the product of (i) the exchange ratio and (ii) a ratio equal to the cap price divided by the closing price of Altera common stock on September 16, 2005 (or, at our option, cash in an amount equal to the value of the stock to which you are entitled based on the closing price on September 16, 2005), if the closing price of Altera common stock on September 16, 2005 is greater than the cap price.

- Instead of any fractional share of Altera common stock you would otherwise receive at maturity for each ELKS, you will receive an amount in cash equal to the value of such fractional share on September 16, 2005.

- If the closing price of Altera common stock on September 16, 2005 is less than $18.936, which we refer to as the initial share price, the value of Altera common stock or its cash equivalent that you receive at maturity for each ELKS will be less than the principal amount of each ELKS and could be zero. You will not in any case receive Altera common stock with a value on September 16, 2005 of more than the product of (i) the exchange ratio and (ii) a ratio equal to the cap price divided by the closing price of Altera common stock on September 16, 2005.

- The ELKS will be issued in minimum denominations of $18.936 and integral multiples of $18.936.

- We will not apply to list the ELKS on any exchange.

INVESTING IN THE ELKS INVOLVES A NUMBER OF RISKS.   SEE "RISK FACTORS RELATING
TO THE ELKS" BEGINNING ON PAGE PS-5.

THE ELKS REPRESENT OBLIGATIONS OF CITIGROUP GLOBAL MARKETS HOLDINGS INC. ONLY AND DO NOT REPRESENT AN OBLIGATION OF OR INTEREST IN ALTERA OR ANY OF ITS AFFILIATES. ALTERA IS NOT INVOLVED IN ANY WAY IN THIS OFFERING AND HAS NOT AUTHORIZED, SPONSORED OR CONSENTED TO THE ISSUANCE OF THE ELKS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the ELKS or determined that this prospectus, prospectus supplement and pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

                                ---------------

The ELKS are not deposits or savings accounts but are unsecured debt obligations of Citigroup Global Markets Holdings Inc. and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

                                                                PER ELKS       TOTAL
                                                                --------    -----------
Public Offering Price.......................................    $18.936     $75,744,000
Underwriting Discount.......................................    $  0.00     $         0
Proceeds to Citigroup Global Markets Holdings Inc. (before
  expenses).................................................    $18.936     $75,744,000
                                                                -------     -----------

We expect that delivery of the ELKS will be made against payment therefor on or about September 10, 2004. Because the ELKS will not settle in T+3, purchasers who wish to trade the ELKS on the date hereof or the next following business day will be required to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own investment advisor.

The ELKS are being offered through Citigroup Global Markets Inc., as principal.

                                   CITIGROUP

                           SUMMARY INFORMATION -- Q&A

     This summary includes questions and answers that highlight selected information from the accompanying prospectus and prospectus supplement and this pricing supplement to help you understand the 9% ELKS Mandatorily Exchangeable into the common stock of Altera. You should carefully read the entire prospectus, prospectus supplement and pricing supplement to understand fully the terms of the ELKS, as well as the principal tax and other considerations that are important to you in making a decision about whether to invest in the ELKS. You should, in particular, carefully review the section entitled "Risk Factors Relating to the ELKS," which highlights a number of risks, to determine whether an investment in the ELKS is appropriate for you. All of the information set forth below is qualified in its entirety by the more detailed explanation set forth elsewhere in this pricing supplement and the accompanying prospectus supplement and prospectus.

WHAT ARE THE ELKS?

     The ELKS are a series of unsecured senior debt securities issued by Citigroup Global Markets Holdings Inc. The ELKS will rank equally with all other unsecured and unsubordinated debt of Citigroup Global Markets Holdings. The ELKS mature on September 26, 2005 and do not provide for earlier redemption by you.

     Each ELKS represents a principal amount of $18.936. You may transfer the ELKS only in minimum denominations of $18.936 and integral multiples of $18.936. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the ELKS in the form of a global certificate, which will be held by the Depository Trust Company or its nominee. Direct and indirect participants in DTC will record beneficial ownership of the ELKS by individual investors. Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the ELKS through the accounts that each of these systems maintains as a participant in DTC. You should refer to the section "Description of the Notes -- Book-Entry System" in the prospectus supplement and the section "Book-Entry Procedures and Settlement" in the prospectus.

WILL I RECEIVE INTEREST ON THE ELKS?

     The ELKS bear interest at the rate of 9% per annum. We will pay interest in cash quarterly on the 26th day of each December, March, June and September, or the immediately next business day, commencing on December 26, 2004.

WHAT WILL I RECEIVE AT MATURITY OF THE ELKS?

     At maturity, you will receive for each ELKS you hold the maturity payment. The maturity payment for each ELKS will equal either:

     - a number of shares of Altera common stock equal to the exchange ratio (or, at our option, cash in an amount equal to the value of the stock to which you are entitled based on the closing price on September 16, 2005) if the closing price of Altera common stock on September 16, 2005, which we refer to as the final share price, is less than or equal to the cap price (any fractional shares will be paid in cash), or

     - a number of shares of Altera common stock equal to the product of (i) the exchange ratio and (ii) a ratio equal to the cap price divided by the closing price of Altera common stock on September 16, 2005 (or, at our option, cash in an amount equal to the value of the stock to which you are entitled based on the closing price on September 16, 2005), if the final share price is greater than the cap price (any fractional shares will be paid in cash).

     As a result, if the final share price is less than or equal to $18.936, the value of Altera common stock you receive at maturity for each ELKS will be less than the price paid for each ELKS, and could be zero. You will not in any case receive Altera common stock with a value on September 16, 2005 of more than the product of (i) the exchange ratio and (ii) a ratio equal to the cap price divided by the final share price.

     The exchange ratio equals 1 share of Altera common stock for each $18.936 principal amount of ELKS.

     The cap price equals $23.1379, 122.19% of the price per share of Altera common stock at time of execution on September 2, 2004, the date on which the ELKS were priced for initial sale to the public.

HOW HAS ALTERA COMMON STOCK PERFORMED HISTORICALLY?

     We have provided a table showing the high and low sale prices for Altera common stock and the dividend paid on such stock for each quarter since the first quarter of 1999. You can find this table in the section "Historical Data on the Common Stock of Altera" in this pricing supplement. We have provided this historical information to help you evaluate the behavior of Altera common stock in recent years. However, past performance is not necessarily indicative of how Altera common stock will perform in the future. You should also refer to the section "Risk Factors -- You Will Have No Rights Against Altera Prior to Receiving Any Shares of Altera Common Stock at Maturity" in this pricing supplement.

WHAT ARE THE TAX CONSEQUENCES OF INVESTING IN THE ELKS?

     In purchasing an ELKS, you agree with Citigroup Global Markets Holdings that you and Citigroup Global Markets Holdings intend to treat an ELKS for U.S. federal income tax purposes as a capped forward purchase contract to purchase Altera common stock (subject to Citigroup Global Markets Holdings' right to deliver cash in lieu of Altera common stock). In addition, you and Citigroup Global Markets Holdings agree to treat the amounts invested by you as a cash deposit that will be used to satisfy your purchase obligation under the ELKS. Under this treatment, holders generally will be required to include the cash distributions on the ELKS as ordinary income at the time such amounts are accrued or received in accordance with their method of accounting. Due to the absence of authority as to the proper characterization of the ELKS, no assurance can be given that the Internal Revenue Service will accept, or that a court will uphold, the characterization and tax treatment described above. You should refer to the section "Certain United States Federal Income Tax Considerations" in this pricing supplement for more information.

WILL THE ELKS BE LISTED ON A STOCK EXCHANGE?

     The ELKS will not be listed on any exchange.

WHAT IS THE ROLE OF CITIGROUP GLOBAL MARKETS HOLDINGS' SUBSIDIARY, CITIGROUP GLOBAL MARKETS INC.?

     Our subsidiary, Citigroup Global Markets Inc., is the underwriter for the offering and sale of the ELKS. After the initial offering, Citigroup Global Markets Inc. and/or other of our broker-dealer affiliates intend to buy and sell ELKS to create a secondary market for holders of the ELKS, and may engage in other activities described in the section "Plan of Distribution" in the accompanying prospectus supplement. However, neither Citigroup Global Markets Inc. nor any of these affiliates will be obligated to engage in any market-making activities, or continue such activities once it has started them. Citigroup Global Markets Inc. will also act as calculation agent for the ELKS. Potential conflicts of interest may exist between Citigroup Global Markets Inc. and you as holder of the ELKS.

CAN YOU TELL ME MORE ABOUT CITIGROUP GLOBAL MARKETS HOLDINGS?

     Citigroup Global Markets Holdings is a holding company that provides investment banking, securities and commodities trading, brokerage, asset management and other financial services through its subsidiaries. Citigroup Global Markets Holdings is a subsidiary of Citigroup Inc., a diversified financial services holding company.

     Citigroup Global Markets Holdings' ratios of earnings (losses) to fixed charges (Citigroup Global Markets Holdings has no outstanding preferred stock) since 1999 are as follows:

                                              SIX MONTHS            YEAR ENDED DECEMBER 31,
                                                 ENDED       -------------------------------------
                                             JUNE 30, 2004   2003    2002    2001    2000    1999
                                             -------------   -----   -----   -----   -----   -----
Ratio of earnings (losses) to fixed
  charges..................................     (0.56x)      1.90x   1.44x   1.34x   1.32x   1.46x

CAN YOU TELL ME MORE ABOUT THE EFFECT OF CITIGROUP GLOBAL MARKETS HOLDINGS' HEDGING ACTIVITY?

     We expect to hedge our obligations under the ELKS through one or more of our affiliates. This hedging activity will likely involve trading in Altera common stock or in other instruments, such as options or swaps, based upon Altera common stock. This hedging activity could affect the market price of Altera common stock and therefore the market value of the ELKS. The costs of maintaining or adjusting this hedging activity could also affect the price at which our subsidiary Citigroup Global Markets Inc. may be willing to purchase your ELKS in the secondary market. Moreover, this hedging activity may result in us or our affiliates receiving a profit, even if the market value of the ELKS declines. You should refer to "Risk Factors Relating to the ELKS -- Citigroup Global Markets Holdings' Hedging Activity Could Result in a Conflict of Interest" and "-- The Price at Which You Will Be Able to Sell Your ELKS Prior to Maturity Will Depend on a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest" in this pricing supplement and "Use of Proceeds and Hedging" in the accompanying prospectus.

DOES ERISA IMPOSE ANY LIMITATIONS ON PURCHASES OF THE ELKS?

     Employee benefit plans and other entities the assets of which are subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974 or substantially similar federal, state or local laws ("ERISA-Type Plans") will not be permitted to purchase or hold the ELKS. Plans that are not ERISA-Type Plans, such as individual retirement accounts, individual retirement annuities or Keogh plans, will be permitted to purchase or hold the ELKS, provided that each such plan shall by its purchase be deemed to represent and warrant that none of Citigroup Global Markets Inc., its affiliates or any employee thereof manages the plan or provides advice that serves as a primary basis for the plan's decision to purchase, hold or dispose of the ELKS.

ARE THERE ANY RISKS ASSOCIATED WITH MY INVESTMENT?

     Yes, the ELKS are subject to a number of risks. Please refer to the section "Risk Factors Relating to the ELKS" in this pricing supplement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, filed by us with the Securities and Exchange Commission, or the SEC, pursuant to Section 13 of the Securities Exchange Act of 1934 (File No. 1-15286), are incorporated herein by reference: (i) our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, (ii) our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2004 and June 30, 2004 and (iii) our Current Reports on Form 8-K filed on January 20, 2004, January 29, 2004, January 30, 2004, March 1, 2004, March 29, 2004, April
1, 2004, April 15, 2004, April 30, 2004, June 3, 2004, June 22, 2004, June 29,
2004, June 30, 2004, July 15, 2004, July 21, 2004, July 29, 2004, August 26,
2004, August 27, 2004 and August 31, 2004.

     You should refer to "Prospectus Summary -- Where You Can Find More Information" in the accompanying prospectus. These documents may also be accessed electronically by means of the SEC's home page on the world wide web on the internet at http://www.sec.gov.

                       RISK FACTORS RELATING TO THE ELKS

     Because the terms of the ELKS differ from those of conventional debt securities in that the maturity payment will be based on the closing price of Altera common stock on the sixth trading day before maturity, an investment in the ELKS entails significant risks not associated with similar investments in a conventional debt security, including, among other things, fluctuations in the value of Altera common stock, and other events that are difficult to predict and beyond our control.

YOUR INVESTMENT IN THE ELKS MAY RESULT IN A LOSS IF THE CLOSING PRICE OF ALTERA COMMON STOCK DECLINES

     The amount of the maturity payment will depend on the closing price of Altera common stock on the sixth trading day before maturity. As a result, the amount you receive at maturity may be less than the amount you paid for your ELKS, except to the extent of the interest payable on the ELKS. If on the sixth trading day before maturity the closing price of Altera common stock is less than its initial share price, the value of Altera common stock or its cash equivalent you receive at maturity for each ELKS will be less than the $18.936 you pay for each ELKS, and could be zero, in which case your investment in the ELKS will result in a loss, again except to the extent of the interest payable on the ELKS. This will be true even if the trading price of Altera common stock exceeds the initial share price during the life of the ELKS but is less than the initial share price on the sixth trading day before maturity.

THE APPRECIATION ON YOUR INVESTMENT IN THE ELKS WILL BE CAPPED

     As a result of the cap price, the ELKS provide less opportunity for equity appreciation than a direct investment in Altera common stock. The cap price limits the portion of any appreciation in the value of Altera common stock in which you will share to 22.19% of the initial share price. If the value of Altera common stock increases by more than 22.19% during the term of the ELKS, the yield on the ELKS will be less than the yield on Altera common stock or a similar security that was directly linked to Altera common stock but was not subject to a cap on appreciation.

THE YIELD ON THE ELKS MAY BE LOWER THAN THE YIELD ON A STANDARD DEBT SECURITY OF COMPARABLE MATURITY

     The ELKS bear interest at the rate of 9% per annum. As a result, if the price of Altera common stock is less than approximately $17.58 (resulting in you receiving stock with a value at maturity that is less than the principal amount of your ELKS), the yield on the ELKS may be less than that which would be payable on a conventional fixed-rate, non-callable debt security of Citigroup Global Markets Holdings of comparable maturity.

THE PRICE AT WHICH YOU WILL BE ABLE TO SELL YOUR ELKS PRIOR TO MATURITY WILL DEPEND ON A NUMBER OF FACTORS AND MAY BE SUBSTANTIALLY LESS THAN THE AMOUNT YOU ORIGINALLY INVEST

     We believe that the value of your ELKS will be affected by supply of and demand for the ELKS, the value of Altera common stock and a number of other factors. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe what we expect to be the impact on the market value of the ELKS of a change in a specific factor, assuming all other conditions remain constant.

     Altera Common Stock Price. We expect that the market value of the ELKS will depend substantially on the amount, if any, by which the price of Altera common stock changes from the initial share price of $18.936. However, changes in the price of Altera common stock may not always be reflected, in full or in part, in the market value of the ELKS. If you choose to sell your ELKS when the price of Altera common stock exceeds the initial share price, you may receive substantially less than the amount that would be payable at maturity based on that price because of expectations that the price of Altera common stock will continue to fluctuate from that time until the maturity payment is determined. In addition, significant increases in the value of Altera common stock are not likely to be reflected in the trading price of the ELKS because the value of shares receivable or the amount payable at maturity on each ELKS is limited to the product of (i) the exchange ratio and (ii) a ratio equal to the cap price divided by the final share price. If you choose to sell your ELKS when the price of Altera common stock is below the initial share price, you may receive less than the amount you originally invested.

     The value of Altera common stock will be influenced by Altera's results of operations and by complex and interrelated political, economic, financial and other factors that can affect the capital markets generally and the market segment of which Altera is a part. Citigroup Global Markets Holdings' hedging activities in Altera common stock, the issuance of securities similar to the ELKS and other trading activities by Citigroup Global Markets Holdings, its affiliates and other market participants can also affect the price of Altera common stock.

     Volatility of Altera Common Stock. Volatility is the term used to describe the size and frequency of market fluctuations. If the volatility of Altera common stock changes during the term of the ELKS, the market value of the ELKS may decrease.

     Events Involving Altera. General economic conditions and earnings results of Altera and real or anticipated changes in those conditions or results may affect the market value of the ELKS. In addition, if the dividend yield on Altera common stock increases, the value of the ELKS may decrease because the value of any shares or cash you will receive at maturity will not reflect the value of such dividend payments. Conversely, if the dividend yield on Altera common stock decreases, the value of the ELKS may increase.

     Interest Rates. We expect that the market value of the ELKS will be affected by changes in U.S. interest rates. In general, if U.S. interest rates increase, the market value of the ELKS may decrease, and if U.S. interest rates decrease, the market value of the ELKS may increase.

     Time Premium or Discount. As a result of a "time premium or discount," the ELKS may trade at a value above or below that which would be expected based on the level of interest rates and the value of Altera common stock the longer the time remaining to maturity. A "time premium or discount" results from expectations concerning the value of Altera common stock during the period prior to the maturity of the ELKS. However, as the time remaining to maturity decreases, this time premium or discount may diminish, increasing or decreasing the market value of the ELKS.

     Citigroup Global Markets Holdings' Hedging Activities. Hedging activities in Altera common stock by one or more of our affiliates will likely involve trading in Altera common stock or in other instruments, such as options or swaps, based upon Altera common stock. This hedging activity could affect the market price of Altera common stock and therefore the market value of the ELKS.

     Citigroup Global Markets Holdings' Credit Ratings, Financial Condition and Results. Actual or anticipated changes in our credit ratings, financial condition or results may affect the market value of the ELKS.

     We want you to understand that the impact of one of the factors specified above, such as an increase in interest rates, may offset some or all of any change in the market value of the ELKS attributable to another factor, such as an increase in the value of Altera common stock.

     In general, assuming all relevant factors are held constant, we expect that the effect on the market value of the ELKS of a given change in most of the factors listed above will be less if it occurs later in the term of the ELKS than if it occurs earlier in the term of the ELKS.

THE HISTORICAL PERFORMANCE OF ALTERA COMMON STOCK IS NOT AN INDICATION OF THE FUTURE PERFORMANCE OF ALTERA COMMON STOCK

     The historical price of Altera common stock, which is included in this pricing supplement, should not be taken as an indication of the future performance of Altera common stock during the term of the ELKS. Changes in the price of Altera common stock will affect the trading price of the ELKS, but it is impossible to predict whether the price of Altera common stock will rise or fall.

YOU WILL HAVE NO RIGHTS AGAINST ALTERA PRIOR TO RECEIVING ANY SHARES OF ALTERA COMMON STOCK AT MATURITY

     You will have no rights against Altera prior to receiving any shares of Altera common stock at maturity, even though:

     - you will receive Altera common stock upon maturity or, at our option, cash in an amount equal to the value of the Altera common stock to which you are entitled; and

     - the market value of the ELKS is expected to depend primarily on the price of Altera common stock.

     Altera is not in any way involved in this offering and has no obligations relating to the ELKS or to holders of the ELKS. In addition, you will have no voting rights and will receive no dividends with respect to Altera common stock unless and until you receive shares of Altera common stock at maturity.

THE MATURITY PAYMENT MAY BE REDUCED UNDER SOME CIRCUMSTANCES IF ALTERA COMMON STOCK IS DILUTED BECAUSE THE MATURITY PAYMENT WILL NOT BE ADJUSTED FOR ALL EVENTS THAT DILUTE ALTERA COMMON STOCK

     The maturity payment is subject to adjustment for a number of events arising from stock splits and combinations, stock dividends, a number of other actions of Altera that modify its capital structure and a number of other transactions involving Altera, as well as for the liquidation, dissolution or winding up of Altera. You should refer to the section "Description of the ELKS -- Dilution Adjustments" in this pricing supplement. The maturity payment will not be adjusted for other events that may adversely affect the price of Altera common stock, such as offerings of common stock for cash or in connection with acquisitions. Because of the relationship of the maturity payment to the price of Altera common stock, these other events may reduce the maturity payment for each ELKS.

YOU MAY NOT BE ABLE TO SELL YOUR ELKS IF AN ACTIVE TRADING MARKET FOR THE ELKS DOES NOT DEVELOP

     The ELKS have not been and will not be listed on any exchange. There is currently no secondary market for the ELKS. Citigroup Global Markets Inc. currently intends, but is not obligated, to make a market in the ELKS. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the ELKS. If the secondary market for the ELKS is limited, there may be few buyers should you choose to sell your ELKS prior to maturity.

THE MARKET VALUE OF THE ELKS MAY BE AFFECTED BY PURCHASES AND SALES OF ALTERA COMMON STOCK OR DERIVATIVE INSTRUMENTS RELATED TO ALTERA COMMON STOCK BY AFFILIATES OF CITIGROUP GLOBAL MARKETS HOLDINGS

     Citigroup Global Markets Holdings' affiliates, including Citigroup Global Markets Inc., may from time to time buy or sell Altera common stock or derivative instruments relating to Altera common stock for their own accounts in connection with their normal business practices. These transactions could affect the price of Altera common stock and therefore the market value of the ELKS.

CITIGROUP GLOBAL MARKETS INC., AN AFFILIATE OF CITIGROUP GLOBAL MARKETS HOLDINGS, IS THE CALCULATION AGENT, WHICH COULD RESULT IN A CONFLICT OF INTEREST

     Citigroup Global Markets Inc., which is acting as the calculation agent for the ELKS, is an affiliate of ours. As a result, Citigroup Global Markets Inc.'s duties as calculation agent, including with respect to making certain determinations and judgments that the calculation agent must make in determining amounts due to you, may conflict with its interest as an affiliate of ours.

CITIGROUP GLOBAL MARKETS HOLDINGS' HEDGING ACTIVITY COULD RESULT IN A CONFLICT OF INTEREST

     We expect to hedge our obligations under the ELKS through one or more of our affiliates. This hedging activity will likely involve trading in Altera common stock or in other instruments, such as options or swaps, based upon Altera common stock. This hedging activity may present a conflict between your interest in the ELKS and the interests we and our affiliates have in executing, maintaining and adjusting our hedge transactions because it could affect the market price of Altera common stock and therefore the market value of the ELKS. It could also be adverse to your interest if it affects the price at which our subsidiary Citigroup Global Markets Inc. may be willing to purchase your ELKS in the secondary market. Since hedging our obligation under the ELKS involves risk and may be influenced by a number of factors, it is possible that we or our affiliates may profit from our hedging activity, even if the market value of the ELKS declines.

THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE ELKS ARE UNCERTAIN

     No statutory, judicial or administrative authority directly addresses the characterization of the ELKS for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the ELKS are not certain. No ruling is being requested from the Internal Revenue Service with respect to the ELKS and no assurance can be given that the Internal Revenue Service will agree with the conclusions expressed under "Certain United States Federal Income Tax Considerations" in this pricing supplement.

                            DESCRIPTION OF THE ELKS

GENERAL

     The description in this pricing supplement of the particular terms of the 9% ELKS Mandatorily Exchangeable into the Common Stock of Altera Due 2005 supplements, and to the extent inconsistent therewith replaces, the descriptions of the general terms and provisions of the registered debt securities set forth in the accompanying prospectus and prospectus supplement.

INTEREST

     The ELKS bear interest at the rate of 9% per annum, calculated on the basis of a 360-day year of twelve 30-day months. The interest is payable quarterly on the 26th day of each December, March, June and September, commencing on December 26, 2004

     Interest will be payable to the persons in whose names the ELKS are registered at the close of business on the Business Day preceding each interest payment date. If an interest payment date falls on a day that is not a Business Day, the interest payment to be made on that interest payment date will be made on the next succeeding Business Day with the same force and effect as if made on that interest payment date, and no additional interest will accrue as a result of such delayed payment.

     "Business Day" means any day that is not a Saturday, a Sunday or a day on which the securities exchanges or banking institutions or trust companies in the City of New York are authorized or obligated by law or executive order to close.

REDEMPTION OF THE OPTION OF THE HOLDERS; DEFEASANCE

     The ELKS are not subject to redemption at the option of any holder prior to maturity and are not subject to the defeasance provisions described in the accompanying prospectus under "Description of Debt Securities -- Defeasance."

PAYMENT AT MATURITY

     The ELKS will mature on September 26, 2005. At maturity, you will receive for each ELKS the Maturity Payment described below.

DETERMINATION OF THE MATURITY PAYMENT

     The Maturity Payment for each $18.936 principal amount of ELKS will equal either:

     - a number of shares of Altera common stock equal to the Exchange Ratio (or, at our option, cash in an amount equal to the value of the stock to which you are entitled, based on the Closing Price on the Valuation
       Date), if the Final Share Price is less than or equal to the Cap Price;
       or

     - a number of shares of Altera common stock equal to the product of (i) the Exchange Ratio and (ii) a ratio equal to the Cap Price divided by the Final Share Price (or, at our option, cash in an amount equal to the value of the stock to which you are entitled based on the Closing Price on the Valuation Date), if the Final Share Price is greater than the Cap Price.

     If the Final Share Price of Altera common stock is less than the Initial Share Price, the value of Altera common stock you receive at maturity for each ELKS will be less than the principal amount of each ELKS and could be zero. You will not in any case receive a maturity payment that has a value on the Valuation Date of more than the product of (i) the Exchange Ratio and (ii) a ratio equal to the Cap Price divided by the Final Share Price.

     In lieu of any fractional share of Altera common stock otherwise payable in respect of any ELKS, at maturity you will receive an amount in cash equal to the value of such fractional share on the Valuation Date. The number of full shares of Altera common stock, and any cash in lieu of whole or fractional shares, to be delivered at maturity to each holder will be calculated based on the aggregate number of ELKS held by each holder.

     The "Exchange Ratio" will equal 1.0000 (subject to the dilution adjustments described under "Description of the ELKS -- Dilution Adjustments" in this pricing supplement).

     The "Final Share Price" will equal the Closing Price of Altera common stock on the Valuation Date, as determined by the calculation agent.

     The "Cap Price" will equal $23.1379, which is 122.19% of $18.936, the Initial Share Price of Altera common stock.

     The "Initial Share Price" will equal $18.936.

     The "Valuation Date" will be September 16, 2005, subject to deferral by the calculation agent as described below.

     The "Closing Price" of Altera common stock (or any other security for which a Closing Price must be determined) on any date of determination will be (1) if the common stock is listed on a national securities exchange on that date of determination, the closing sale price or, if no closing sale price is reported, the last reported sale price on that date on the principal U.S. exchange on which the common stock is listed or admitted to trading, (2) if the common stock is not listed on a national securities exchange on that date of determination, or if the closing sale price or last reported sale price is not obtainable (even if the common stock is listed or admitted to trading on such exchange), and the common stock is quoted on the Nasdaq National Market, the closing sale price or, if no closing sale price is reported, the last reported sale price on that date as reported on the Nasdaq National Market, and (3) if the common stock is not quoted on the Nasdaq National Market on that date of determination, or if the closing sale price or last reported sale price is not obtainable (even if the common stock is quoted on the Nasdaq National Market), the last quoted bid price for the common stock in the over-the-counter market on that date as reported by the OTC Bulletin Board, the National Quotation Bureau or a similar organization. The determination of the Closing Price by the calculation agent in the event of a Market Disruption Event may be deferred by the calculation agent for up to five consecutive Trading Days on which a Market Disruption Event is occurring, but not past the Trading Day prior to maturity. If no closing sale price or last reported sale price is available pursuant to clauses (1), (2) or (3) above or if there is a Market Disruption Event, the Closing Price on any date of determination, unless deferred by the calculation agent as described in the preceding sentence, will be the arithmetic mean, as determined by the calculation agent, of the bid prices of the common stock obtained from as many dealers in such stock (which may include Citigroup Global Markets Inc. or any of our other subsidiaries or affiliates), but not exceeding three such dealers, as will make such bid prices available to the calculation agent. A security "quoted on the Nasdaq National Market" will include a security included for listing or quotation in any successor to such system and the term "OTC Bulletin Board" will include any successor to such service.

     A "Market Disruption Event" means the occurrence or existence of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by any exchange or market or otherwise) of, or the unavailability, through a recognized system of public dissemination of transaction information, of accurate price, volume or related information in respect of (1) the shares of Altera common stock (or any other security for which a Closing Price must be determined) on any exchange or market, or (2) any options contracts or futures contracts relating to the shares of Altera common stock (or other security), or any options on such futures contracts, on any exchange or market if, in each case, in the determination of the calculation agent, any such suspension, limitation or unavailability is material.

     A "Trading Day" means a day, as determined by the calculation agent, on which trading is generally conducted (or was scheduled to have been generally conducted, but for the occurrence of a Market Disruption Event) on the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market, the Chicago Mercantile Exchange and the Chicago Board Options Exchange, and in the over-the-counter market for equity securities in the United States.

DILUTION ADJUSTMENTS

     The Exchange Ratio will be subject to adjustment from time to time in certain situations. Any of these adjustments could have an impact on the maturity payment to be paid by Citigroup Global Markets Holdings to you. Citigroup Global Markets Inc., as calculation agent, will be responsible for the effectuation and calculation of any adjustment described herein and will furnish the trustee with notice of any adjustment.

     If Altera, after the closing date of the offering of the ELKS,

     (1) pays a stock dividend or makes a distribution with respect to its common stock in shares of the stock,

     (2) subdivides or splits the outstanding shares of its common stock into a greater number of shares,

     (3) combines the outstanding shares of the common stock into a smaller number of shares, or

     (4) issues by reclassification of shares of its common stock any shares of other common stock of Altera,

then, in each of these cases, the Exchange Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the number of shares of common stock outstanding immediately after the event, plus, in the case of a reclassification referred to in (4) above, the number of shares of other common stock of Altera, and the denominator of which will be the number of shares of common stock outstanding immediately before the event. The Initial Share Price will also be adjusted in that case in the manner described below.

     If Altera, after the closing date, issues, or declares a record date in respect of an issuance of, rights or warrants to all holders of its common stock entitling them to subscribe for or purchase shares of its common stock at a price per share less than the Then-Current Market Price of the common stock, other than rights to purchase common stock pursuant to a plan for the reinvestment of dividends or interest, then, in each case, the Exchange Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the number of shares of common stock outstanding immediately before the adjustment is effected, plus the number of additional shares of common stock offered for subscription or purchase pursuant to the rights or warrants, and the denominator of which will be the number of shares of common stock outstanding immediately before the adjustment is effected by reason of the issuance of the rights or warrants, plus the number of additional shares of common stock which the aggregate offering price of the total number of shares of common stock offered for subscription or purchase pursuant to the rights or warrants would purchase at the Then-Current Market Price of the common stock, which will be determined by multiplying the total number of shares so offered for subscription or purchase by the exercise price of the rights or warrants and dividing the product obtained by the Then-Current Market Price. To the extent that, after the expiration of the rights or warrants, the shares of common stock offered thereby have not been delivered, the Exchange Ratio will be further adjusted to equal the Exchange Ratio which would have been in effect had the adjustment for the issuance of the rights or warrants been made upon the basis of delivery of only the number of shares of common stock actually delivered. The Initial Share Price will also be adjusted in that case in the manner described below.

     If Altera, after the closing date, declares or pays a dividend or makes a distribution to all holders of the common stock of any class of its capital stock, the capital stock of one or more of its subsidiaries, evidences of its indebtedness or other non-cash assets, excluding any dividends or distributions referred to in the above paragraph, or issues to all holders of its common stock rights or warrants to subscribe for or purchase any of its or one or more of its subsidiaries' securities, other than rights or warrants referred to in the above paragraph, then, in each of these cases, the Exchange Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the Then-Current Market Price of one share of the common stock, and the denominator of which will be the Then-Current Market Price of one share of the common stock, less the fair market value (as determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Global Markets Holdings, whose determination will be final) as of the time the adjustment is effected of the portion of the capital stock, assets, evidences of indebtedness, rights or warrants so distributed or issued applicable to one share of common stock. The Initial Share Price will also be adjusted in that case in the manner described below.

     Notwithstanding the foregoing, in the event that, with respect to any dividend or distribution to which the above paragraph would otherwise apply, the denominator in the fraction referred to in the above formula is less than $1.00 or is a negative number, then Citigroup Global Markets Holdings may, at its option, elect to have the adjustment provided by the above paragraph not be made and in lieu of this adjustment, the Closing Price of Altera common stock on the sixth Trading Day before maturity will be deemed to be equal to the fair market value of the capital stock, evidences of indebtedness, assets, rights or warrants (determined, as of the sixth Trading Day before maturity, by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Global Markets Holdings, whose determination will be final) so distributed or issued applicable to one share of Altera common stock and, if the Closing Price of Altera common stock on the sixth Trading Day before maturity is less than the Initial Share Price, each holder of the ELKS will have the right to receive at maturity cash in an amount per ELKS equal to the Exchange Ratio multiplied by such fair market value.

     If Altera, after the closing date, declares a record date in respect of a distribution of cash, other than any Permitted Dividends described below, any cash distributed in consideration of fractional shares of common stock and any cash distributed in a Reorganization Event referred to below, by dividend or otherwise, to all holders of its common stock, or makes an Excess Purchase Payment, then the Exchange Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the Then-Current Market Price of the common stock, and the denominator of which will be the Then-Current Market Price of the common stock on the record date less the amount of the distribution applicable to one share of common stock which would not be a Permitted Dividend, or, in the case of an Excess Purchase Payment, less the aggregate amount of the Excess Purchase Payment for which adjustment is being made at the time divided by the number of shares of common stock outstanding on the record date. The Initial Share Price will also be adjusted in that case in the manner described below.

     For the purposes of these adjustments:

     A "Permitted Dividend" is any quarterly cash dividend in respect of Altera common stock, other than a quarterly cash dividend that exceeds the immediately preceding quarterly cash dividend, and then only to the extent that the per share amount of this dividend results in an annualized dividend yield on the common stock in excess of 10%.

     An "Excess Purchase Payment" is the excess, if any, of (x) the cash and the value (as determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Global Markets Holdings, whose determination will be final) of all other consideration paid by Altera with respect to one share of common stock acquired in a tender offer or exchange offer by Altera over (y) the Then-Current Market Price of the common stock.

     Notwithstanding the foregoing, in the event that, with respect to any dividend, distribution or Excess Purchase Payment to which the sixth paragraph in this section would otherwise apply, the denominator in the fraction referred to in the formula in that paragraph is less than $1.00 or is a negative number, then Citigroup Global Markets Holdings may, at its option, elect to have the adjustment provided by the sixth paragraph in this section not be made and in lieu of this adjustment, the Closing Price of Altera common stock on the sixth Trading Day before maturity will be deemed to be equal to the sum of the amount of cash and the fair market value of other consideration (determined, as of the sixth Trading Day before maturity, by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Global Markets Holdings, whose determination will be final) so distributed or applied to the acquisition of the common stock in the tender offer or exchange offer applicable to one share of Altera common stock and, if the Closing Price of Altera common stock on the sixth Trading Day before maturity is less than the Initial Share Price, each holder of the ELKS will have the right to receive at maturity cash in an amount per ELKS equal to the Exchange Ratio multiplied by such sum.

     If any adjustment is made to the Exchange Ratio as set forth above, an adjustment will also be made to the Initial Share Price. The required adjustment will be made by dividing the Initial Share Price by the relevant dilution adjustment.

     Each dilution adjustment will be effected as follows:

     - in the case of any dividend, distribution or issuance, at the opening of business on the Business Day next following the record date for determination of holders of Altera common stock entitled to receive this dividend, distribution or issuance or, if the announcement of this dividend, distribution, or issuance is after this record date, at the time this dividend, distribution or issuance was announced by Altera,

     - in the case of any subdivision, split, combination or reclassification, on the effective date of the transaction,

     - in the case of any Excess Purchase Payment for which Altera announces, at or prior to the time it commences the relevant share repurchase, the repurchase price per share for shares proposed to be repurchased, on the date of the announcement, and

     - in the case of any other Excess Purchase Payment, on the date that the holders of the repurchased shares become entitled to payment in respect thereof.

     All dilution adjustments will be rounded upward or downward to the nearest 1/10,000th or, if there is not a nearest 1/10,000th, to the next lower 1/10,000th. No adjustment in the Exchange Ratio will be required unless the adjustment would require an increase or decrease of at least one percent therein, provided, however, that any adjustments which by reason of this sentence are not required to be made will be carried forward (on a percentage basis) and taken into account in any subsequent adjustment. If any announcement or declaration of a record date in respect of a dividend, distribution, issuance or repurchase requiring an adjustment as described herein is subsequently canceled by Altera, or this dividend, distribution, issuance or repurchase fails to receive requisite approvals or fails to occur for any other reason, then, upon the cancellation, failure of approval or failure to occur for any other reason, then, upon the cancellation, failure of approval or failure to occur, the Exchange Ratio will be further adjusted to the Exchange Ratio which would then have been in effect had adjustment for the event not been made. If a Reorganization Event described below occurs after the occurrence of one or more events requiring an adjustment as described herein, the dilution adjustments previously applied to the Exchange Ratio will not be rescinded but will be applied to the new Exchange Ratio provided for below.

     The "Then-Current Market Price" of the common stock, for the purpose of applying any dilution adjustment, means the average Closing Price per share of common stock for the ten Trading Days immediately before this adjustment is effected or, in the case of an adjustment effected at the opening of business on the Business Day next following a record date, immediately before the earlier of the date the adjustment is effected and the related Ex-Date. For purposes of determining the Then-Current Market Price, the determination of the Closing Price by the calculation agent in the event of a Market Disruption Event, as described in the definition of Closing Price, may be deferred by the calculation agent for up to five consecutive Trading Days on which a Market Disruption Event is occurring, but not past the Trading Day prior to maturity.

     The "Ex-Date" with respect to any dividend, distribution or issuance is the first date on which the shares of the common stock trade in the regular way on their principal market without the right to receive this dividend, distribution or issuance.

     In the event of any of the following "Reorganization Events:"

     - any consolidation or merger of Altera, or any surviving entity or subsequent surviving entity of Altera, with or into another entity, other than a merger or consolidation in which Altera is the continuing corporation and in which the common stock outstanding immediately before the merger or consolidation is not exchanged for cash, securities or other property of Altera or another issuer,

     - any sale, transfer, lease or conveyance to another corporation of the property of Altera or any successor as an entirety or substantially as an entirety,

     - any statutory exchange of securities of Altera or any successor of Altera with another issuer, other than in connection with a merger or acquisition, or

     - any liquidation, dissolution or winding up of Altera or any successor of Altera,

     the Closing Price of Altera common stock on the sixth Trading Day before maturity will be deemed to be equal to the Transaction Value.

     The "Transaction Value" will be the sum of:

     (1) for any cash received in a Reorganization Event, the amount of cash received per share of common stock,

     (2) for any property other than cash or Marketable Securities received in a Reorganization Event, an amount equal to the market value on the sixth Trading Day before maturity of that property received per share of common stock, as determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Global Markets Holdings, whose determination will be final, and

     (3) for any Marketable Securities received in a Reorganization Event, an amount equal to the Closing Price per share of these Marketable Securities on the sixth Trading Day before maturity multiplied by the number of these Marketable Securities received for each share of common stock.

     "Marketable Securities" are any perpetual equity securities or debt securities with a stated maturity after the maturity date, in each case that are listed on a U.S. national securities exchange or reported by the Nasdaq Stock Market. The number of shares of any equity securities constituting Marketable Securities included in the calculation of Transaction Value pursuant to clause
(3) above will be adjusted if any event occurs with respect to the Marketable Securities or the issuer of the Marketable Securities between the time of the Reorganization Event and maturity that would have required an adjustment as described above, had it occurred with respect to Altera common stock or Altera. Adjustment for these subsequent events will be as nearly equivalent as practicable to the adjustments described above.

     If Altera common stock has been subject to a Reorganization Event and the Closing Price of Altera common stock on the sixth Trading Day before maturity is less than or equal to the Cap Price, then each holder of ELKS will have the right to receive per $18.936 principal amount of ELKS cash in an amount equal to the Exchange Ratio multiplied by the Transaction Value, as defined above. If Altera common stock has been subject to a Reorganization Event and the Closing Price of Altera common stock on the sixth Trading Day before maturity is more than the Cap Price, then each holder of ELKS will have the right to receive per $18.936 principal amount of ELKS an amount in cash equal to the product of (i) the Exchange Ratio, (ii) a ratio equal to the Cap Price divided by the Closing Price on the sixth Trading Day before maturity and (iii) the Transaction Value, as defined above.

EVENTS OF DEFAULT AND ACCELERATION

     In case an Event of Default (as defined in the accompanying prospectus) with respect to any ELKS shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the ELKS will be determined by the calculation agent and will equal, for each ELKS, the Maturity Payment, calculated as though the maturity of the ELKS were the date of early repayment. See "-- Determination of the Maturity Payment" above. If a bankruptcy proceeding is commenced in respect of Citigroup Global Markets Holdings, the beneficial owner of an ELKS will not be permitted to make a claim for unmatured interest and therefore, under Section 502(b)(2) of Title 11 of the United States Code, the claim of the beneficial owner of an ELKS will be capped at the cash equivalent of the Maturity Payment calculated as though the maturity date of the ELKS were the date of the commencement of the proceeding, plus an additional amount of interest accrued on the principal amount of ELKS at 9% per annum up to the date of the commencement of the proceeding.

     In case of default in payment at maturity of the ELKS, the ELKS shall bear interest, payable upon demand of the beneficial owners of the ELKS in accordance with the terms of the ELKS, from and after the maturity date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of 2.75% per annum on the unpaid amount (or the cash equivalent of such unpaid amount) due.

PAYING AGENT, TRUSTEE, AND CUSIP

     Citibank, N.A. will serve as paying agent and registrar for the ELKS and will also hold the global security representing the ELKS as custodian for DTC. JPMorgan Chase Bank, as successor trustee, under an indenture dated as of December 1, 1988, as amended from time to time, will serve as trustee for the ELKS.

     The CUSIP number for the ELKS is 173076 57 1.

CALCULATION AGENT

     The calculation agent for the ELKS will be Citigroup Global Markets Inc. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Global Markets Holdings and the holders of the ELKS. Because the calculation agent is an affiliate of Citigroup Global Markets Holdings, potential conflicts of interest may exist between the calculation agent and the holders of the ELKS, including with respect to certain determinations and judgments that the calculation agent must make in determining amounts due to holders of the ELKS. Citigroup Global Markets Inc. is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.

                               ALTERA CORPORATION

     According to publicly available documents, Altera designs, manufactures, and markets programmable logic devices, or PLDs; HardCopy(TM) devices; pre-defined design building blocks known as intellectual property, or IP, cores; and associated development tools. Altera is currently subject to the informational requirements of the Securities Exchange Act. Accordingly, Altera files reports (including its Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and its Quarterly Reports on Form 10-Q for the fiscal quarters ended April 2, 2004 and July 2, 2004), proxy statements and other information with the SEC. Altera's registration statements, reports, proxy statements and other information may be inspected and copied at offices of the SEC at the locations listed in the section "Prospectus Summary -- Where You Can Find More Information" in the accompanying prospectus.

     The ELKS represent obligations of Citigroup Global Markets Holdings only. Altera is not involved in any way in this offering and has no obligation relating to the ELKS or to holders of the ELKS.

                     HISTORICAL DATA ON THE COMMON STOCK OF

                               ALTERA CORPORATION

     The common stock is quoted on the Nasdaq Stock Market under the symbol "ALTR." The following table sets forth, for each of the quarterly periods indicated, the high and the low sales prices for Altera common stock, as reported on the Nasdaq Stock Market, as well as the dividend paid per share of stock.

                                                           HIGH       LOW     DIVIDENDS
                                                          -------   -------   ---------
1999
Quarter
  First.................................................  17.2500   12.1563    0.0000
  Second................................................  20.1563   16.0313    0.0000
  Third.................................................  27.6250   17.5625    0.0000
  Fourth................................................  33.8750   25.8530    0.0000
2000
Quarter
  First.................................................  48.5000   24.0000    0.0000
  Second................................................  57.3125   36.2813    0.0000
  Third.................................................  64.8125   43.9688    0.0000
  Fourth................................................  51.0625   23.9375    0.0000
2001
Quarter
  First.................................................  34.3125   21.4375    0.0000
  Second................................................  30.3000   19.6875    0.0000
  Third.................................................  32.8800   15.7700    0.0000
  Fourth................................................  26.9800   15.3800    0.0000
2002
Quarter
  First.................................................  25.4800   19.0700    0.0000
  Second................................................  24.4600   13.6000    0.0000
  Third.................................................  14.8000    8.6700    0.0000
  Fourth................................................  14.9800    8.8200    0.0000
2003
Quarter
  First.................................................  15.2000   10.8400    0.0000
  Second................................................  19.3200   13.6700    0.0000
  Third.................................................  23.1100   16.9100    0.0000
  Fourth................................................  25.3600   17.4400    0.0000
2004
Quarter
  First.................................................  26.8200   19.3200    0.0000
  Second................................................  25.5000   19.7500    0.0000
  Third (through September 2, 2004).....................  21.3900   17.6300    0.0000

     The closing price of the common stock on September 2, 2004 was $18.936.

     According to Altera's Quarterly Report on Form 10-Q for the fiscal quarter ended July 2, 2004, as of July 30, 2004, there were 371,742,658 shares of common stock outstanding.

     Holders of ELKS will not be entitled to any rights with respect to Altera common stock (including, without limitation, voting rights or rights to receive dividends or other distributions in respect thereof).

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following summary supplements, and to the extent inconsistent therewith replaces, the discussion of United States taxation set forth in the accompanying prospectus supplement under the heading "United States Federal Income Tax Considerations," to which discussion reference is hereby made.

     The following discussion is a summary of the principal U.S. federal income tax consequences that may be relevant to a citizen or resident of the United States, a corporation, partnership or other entity created or organized under the laws of the United States, an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust that is a United States person for U.S. federal income tax purposes (any of the foregoing, a "U.S. person") who is the beneficial owner of an ELKS (a "U.S. Holder"). All references to "holders" (including U.S. Holders) are to beneficial owners of the ELKS. This summary is based on U.S. federal income tax laws, regulations, rulings and decisions in effect as of the date of this Pricing Supplement, all of which are subject to change at any time (possibly with retroactive effect). As the law is technical and complex, the discussion below necessarily represents only a general summary.

     This summary addresses the U.S. federal income tax consequences to holders who are initial holders of the ELKS and who will hold the ELKS and, if applicable, Altera common stock as capital assets. This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of its individual investment circumstances or to certain types of holders subject to special treatment under the U.S. federal income tax laws, such as dealers in securities or foreign currency, financial institutions, insurance companies, tax-exempt organizations and taxpayers holding the ELKS as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or other integrated investment. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

     No statutory, judicial or administrative authority directly addresses the characterization of the ELKS for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the ELKS are not certain. No ruling is being requested from the Internal Revenue Service (the "IRS") with respect to the ELKS and no assurance can be given that the IRS will agree with the conclusions expressed herein. ACCORDINGLY, A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE ELKS SHOULD CONSULT ITS TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE ELKS, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

     In purchasing an ELKS, each holder agrees with Citigroup Global Markets Holdings that Citigroup Global Markets Holdings and such holder intend to treat an ELKS for U.S. federal income tax purposes as a capped forward purchase contract to purchase Altera common stock at maturity (including as a result of acceleration or otherwise), under the terms of which contract (a) at the time of issuance of the ELKS the holder deposits irrevocably with Citigroup Global Markets Holdings a fixed amount of cash equal to the purchase price of the ELKS to assure the fulfillment of the holder's purchase obligation described in clause (c) below, which deposit will unconditionally and irrevocably be applied at maturity to satisfy such obligation, (b) until maturity Citigroup Global Markets Holdings will be obligated to pay interest on such deposit at a rate equal to the stated rate of interest on the ELKS as compensation to the holder for Citigroup Global Markets Holdings' use of such cash deposit during the term of the ELKS and (c) at maturity such cash deposit unconditionally and irrevocably will be applied by Citigroup Global Markets Holdings in full satisfaction of the holder's obligation under the forward purchase contract and Citigroup Global Markets Holdings will deliver to the holder the number of shares of Altera common stock that the holder is entitled to receive at that time pursuant to the terms of the ELKS (subject to Citigroup Global Markets Holdings' right to deliver cash in lieu of the Altera common stock). (Prospective investors should note that cash proceeds of this offering will not be segregated by Citigroup Global Markets Holdings during the term of the ELKS, but instead will be commingled with Citigroup Global Markets Holdings' other assets and applied in a manner consistent with the "Use of Proceeds" in the accompanying prospectus.) Consistent with the above characterization, (i) amounts paid to Citigroup Global Markets Holdings in respect of the original issue of an ELKS will be treated as allocable in their entirety to the amount of the cash deposit attributable to such ELKS, and (ii) amounts denominated as interest that are payable with respect to the ELKS will be characterized as ordinary income payable on the amount of such deposit, includible annually in the income of a U.S. Holder in accordance with such holder's method of accounting.

     Under the above characterization of the ELKS, a holder's tax basis in an ELKS generally will equal the holder's cost for that ELKS. Upon the sale or other taxable disposition of an ELKS, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder's tax basis in the ELKS. Such gain or loss generally will be long-term capital gain or loss if the U.S. Holder has held the ELKS for more than one year at the time of disposition.

     Under the above characterization of the ELKS, if Citigroup Global Markets Holdings delivers Altera common stock at maturity, a U.S. Holder will recognize no gain or loss on the purchase of the Altera common stock by application of the monies received by Citigroup Global Markets Holdings in respect of the ELKS. A U.S. Holder will have a tax basis in such stock equal to the U.S. Holder's tax basis in the ELKS (less the portion of the tax basis of the ELKS allocable to any fractional share, as described in the next sentence). A U.S. Holder will recognize gain or loss (which will be short-term capital gain or loss) with respect to cash received in lieu of fractional shares, in an amount equal to the difference between the cash received and the portion of the basis of the ELKS allocable to fractional shares (based on the relative number of fractional shares and full shares delivered to the holder). If at maturity Citigroup Global Markets Holdings pays the ELKS in cash, a U.S. Holder will recognize capital gain or loss equal to any difference between the amount of cash received from Citigroup Global Markets Holdings and the U.S. Holder's tax basis in the ELKS at that time. Such gain or loss generally will be long-term capital gain or loss if the U.S. Holder has held the ELKS for more than one year at maturity.

     It is possible that the IRS could seek to characterize the ELKS in a manner that results in tax consequences different from those described above. Under alternative characterizations of the ELKS, it is possible, for example, that the ELKS could be treated as a contingent payment debt instrument, or as including a debt instrument and a forward contract or two or more options. Under these alternative characterizations, the timing and character of income from the ELKS could differ substantially.

     Some or all of the net long-term capital gain arising from certain "constructive ownership" transactions may be characterized as ordinary income, in which case an interest charge would be imposed on any such ordinary income. These rules have no immediate application to forward contracts in respect of the stock of most corporations, including the ELKS. The rules, however, grant discretionary authority to the U.S. Treasury Department to expand the scope of "constructive ownership" transactions to include forward contracts in respect of the stock of all corporations. The rules separately also direct the Treasury to promulgate regulations excluding a forward contract that does not convey "substantially all" of the economic return on an underlying asset from the scope of "constructive ownership" transactions. This category may include the ELKS. It is not possible to predict whether such regulations will be promulgated by the U.S. Treasury Department, or the form or effective date that any regulations that may be promulgated might take.

NON-UNITED STATES PERSONS

     In the case of a holder of the ELKS that is not a U.S. person, payments made with respect to the ELKS should not be subject to U.S. withholding tax, provided that such holder complies with applicable certification requirements. Any capital gain realized upon the sale or other disposition of the ELKS by a holder that is not a U.S. person generally will not be subject to U.S. federal income tax if (i) such gain is not effectively connected with a U.S. trade or business of such holder and (ii) in the case of an individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     A holder of the ELKS may be subject to information reporting and to backup withholding with respect to certain amounts paid to the holder unless such holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Rather, any amounts withheld under the backup withholding rules may be refunded or credited against the U.S. Holder's U.S. federal income tax liability, provided the required information is furnished to the IRS.

                                 ERISA MATTERS

     Each purchaser of the ELKS or any interest therein will be deemed to have represented and warranted on each day from and including the date of its purchase or other acquisition of the ELKS through and including the date of disposition of such ELKS that (a) it is not (i) an employee benefit plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) any entity with respect to which part or all of its assets constitute assets of any such employee benefit plan by reason of 29 C.F.R. 2510.3-101 or otherwise, or (iii) any government or other plan subject to federal, state or local law substantially similar to the fiduciary responsibility provisions of ERISA ((i), (ii) and (iii) collectively, "ERISA-Type Plans"); and (b) if it is a plan described in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (the "Code"), that is not an ERISA-Type Plan (for example, individual retirement accounts, individual retirement annuities or Keogh plans), none of Citigroup Global Markets Inc., its affiliates or any employee thereof manages the plan or provides advice that serves as a primary basis for the plan's decision to purchase, hold or dispose of the ELKS.

                                 LEGAL MATTERS

     The validity of the ELKS and certain matters relating thereto will be passed upon for Citigroup Global Markets Holdings by Edward F. Greene, Esq. Mr. Greene, General Counsel of Citigroup Global Markets Holdings, beneficially owns, or has rights to acquire under Citigroup employee benefit plans, an aggregate of less than one percent of the common stock of Citigroup. Certain legal matters will be passed upon for the underwriter by Cleary, Gottlieb, Steen & Hamilton, New York, New York. Cleary, Gottlieb, Steen & Hamilton has also acted as special tax counsel to Citigroup Global Markets Holdings in connection with the ELKS. Cleary, Gottlieb, Steen & Hamilton has from time to time acted as counsel for Citigroup Global Markets Holdings and certain of its affiliates and may do so in the future.

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     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY
REFERENCE IN THIS PRICING SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PRICING SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENT.

                               ------------------

                               TABLE OF CONTENTS

                                         PAGE
                                         -----
              PRICING SUPPLEMENT
Summary Information -- Q & A...........   PS-2
Incorporation of Certain Documents by
  Reference............................   PS-4
Risk Factors Relating to the ELKS......   PS-5
Description of the ELKS................   PS-9
Altera Corporation.....................  PS-16
Historical Data on the Common Stock of
  Altera Corporation...................  PS-17
Certain United States Federal Income
  Tax Considerations...................  PS-18
ERISA Matters..........................  PS-20
Legal Matters..........................  PS-20
         PROSPECTUS SUPPLEMENT
Risk Factors...........................    S-3
Important Currency Information.........    S-6
Description of the Notes...............    S-7
United States Federal Income Tax
  Considerations.......................   S-33
Plan of Distribution...................   S-40
Legal Matters..........................   S-41
              PROSPECTUS
Prospectus Summary.....................      1
Forward-Looking Statements.............      6
Citigroup Global Markets Holdings
  Inc. ................................      7
Use of Proceeds and Hedging............      8
Ratio of Earnings to Fixed Charges.....      9
European Monetary Union................     10
Description of Debt Securities.........     11
Description of Index Warrants..........     18
Book-Entry Procedures and Settlement...     21
Limitations on Issuances in Bearer
  Form.................................     22
Plan of Distribution...................     23
ERISA Matters..........................     26
Legal Matters..........................     26
Experts................................     26

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                                   CITIGROUP
                                 GLOBAL MARKETS
                                 HOLDINGS INC.
                          MEDIUM-TERM NOTES, SERIES A

                                  $75,744,000
                                PRINCIPAL AMOUNT
                       EQUITY LINKED SECURITIES (ELKS(R))
                       MANDATORILY EXCHANGEABLE INTO THE
                                COMMON STOCK OF
                               ALTERA CORPORATION

                             DUE SEPTEMBER 26, 2005
                      ($18.936 PRINCIPAL AMOUNT PER ELKS)
                                  ------------

                               PRICING SUPPLEMENT

                               SEPTEMBER 2, 2004
                     (INCLUDING PROSPECTUS SUPPLEMENT DATED
                       JULY 11, 2003 AND PROSPECTUS DATED
                                 JUNE 30, 2003)
                                  ------------
                                   CITIGROUP
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